                                             COMSTOCK RESOURCES, INC. AND SUBSIDIARIES
                                                       COMPUTATION OF RATIOS

                                                                                                       Three Months Ended
                                                             Year Ended December 31,                       March 31,
                                                ----------------------------------------------------   -------------------
                                                  1997       1998       1999       2000       2001       2001       2002
                                                --------   --------   --------   --------   --------   --------   --------
Ratio of EBITDA to Interest Expense:                               (in thousands, except ratios)
  Interest expense:
    Interest expense......................      $  5,934   $ 16,977   $ 23,361   $ 24,611   $ 20,737   $  5,505   $  6,810
    Capitalized interest expense..........           133      2,273      --         --           230      --            60
    Rental expense deemed interest........          --        --         --         --         --         --          --
                                                --------   --------   --------   --------   --------   --------   --------
          Total interest expense..........      $  6,067   $ 19,250   $ 23,361   $ 24,611   $ 20,967   $  5,505   $  6,870
                                                ========   ========   ========   ========   ========   ========   ========
  EBITDA:
    Income (loss) from continuing operations
       before income taxes................      $ 34,214   $(26,188)  $ (4,267)    63,766   $ 56,061   $ 36,819   $ (6,556)
    Interest expense......................         5,934     16,977     23,361     24,611     20,737      5,505      6,810
    Depreciation, depletion and amortization..    25,454     50,546     44,948     44,785     49,068     11,980     13,561
    Exploration...........................         2,810      8,301      1,832      3,192      4,215      2,831      1,953
    Unrealized gain (loss) from derivatives         --         --         --        --           254      --        (2,356)
    Impairment of oil and gas properties..          --       16,942       --        --         1,400      --         --
                                                --------   --------   --------   --------   --------   --------   --------
          EBITDA (1)......................      $ 68,413   $ 66,578   $ 65,874   $136,354   $131,227   $ 57,135   $ 18,124
                                                ========   ========   ========   ========   ========   ========   ========

Ratio of EBITDA to interest expense(2)....         11.3x       3.5x       2.8x       5.5x       6.3x      10.4x       2.6x

Ratio of Earnings to Fixed Charges:
  Fixed charges:
    Interest expense......................      $  5,934   $ 16,977   $ 23,361   $ 24,611   $ 20,737   $  5,505   $  6,810
    Capitalized interest expense..........           133      2,273      --         --          230       --            60
    Preferred stock dividends.............          (410)     --        (1,853)    (2,471)    (1,604)      (395)      (395)
    Rental expense deemed interest........            --      --         --         --         --         --         --
                                                --------   --------   --------   --------   --------   --------   --------
          Total fixed charges.............      $  6,477   $ 19,250   $ 25,214   $ 27,082   $ 22,571   $ 5,900    $  7,265
                                                ========   ========   ========   ========   ========   ========   ========
  Earnings, as defined:
    Income (loss) from continuing operations
       before income taxes................      $ 34,214   $(26,188)  $ (4,267)  $ 63,766   $ 56,061   $ 36,819     (6,556)
    Interest expense......................         5,934     16,977      23,361    24,611     20,737      5,505      6,810
    Rental expense deemed interest........         --         --          --        --         --         --         --
                                                --------   --------   --------   --------   --------   --------   --------
          Earnings, as defined (3)........      $ 40,148   $ (9,211)  $  19,094  $ 88,377   $ 76,798   $ 42,324   $    254
                                                ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges (4)....          6.2x      --          --         3.3x       3.4x       7.2x     --
__________
(1)EBITDA means income (loss) from  continuing  operations  before income taxes, plus interest, depreciation, depletion and amortization, exploration expense, impairment  of oil and gas  properties  and  unrealized  gains or losses from derivatives.  EBITDA is a financial measure commonly used in our industry and should not be considered in isolation or as a substitute for net income, cash flow  provided  by  operating  activities  or other  income or cash flow data prepared in accordance with generally accepted accounting  principles or as a measure of a company's profitability or liquidity.

(2)For purposes of calculating the ratio of EBITDA to interest expense, interest expense  includes  interest  expense,  capitalized  interest expense and that portion of  non-capitalized  rental  expense  deemed to be the  equivalent of interest.
(3)Earnings  represents  income before income taxes from  continuing  operations before fixed charges.
(4)For the purpose of calculating the ratio of earnings to fixed charges,  fixed charges include interest expense,  capitalized  interest  expense,  preferred stock dividends and that portion of non-capitalized  rental expense deemed to be the equivalent of interest. Earnings represents income before income taxes from continuing  operations before fixed charges.  Earnings were insufficient to cover fixed  charges by $28.5  million,  $6.1 million and $7.0 million for the years ended  December 31, 1998 and 1999, and the three months ended March
   31, 2002, respectively.